The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 29, 2018

Pricing supplement To prospectus dated April 15, 2016, prospectus supplement dated April 15, 2016 and product supplement no. 3-I dated April 15, 2016	Registration Statement Nos. 333-209682 and 333-209682-01 Dated January , 2018 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

$
Cash-Settled Equity Linked Notes Linked to the Common Stock of Voya Financial, Inc. due May 1, 2023

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Credit Risk:	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
Reference Stock:	The common stock, par value $0.01 per share, of Voya Financial, Inc. (Bloomberg ticker: VOYA). We refer to Voya Financial, Inc. as the “Reference Stock Issuer.”
Interest Rate:	% per annum, paid semiannually and calculated on a 30/360 basis
Interest Payment Dates†:	If the notes have not been previously converted (for cash) early, interest on the notes will be payable semiannually on May 1 and November 1 of each year during the term of the notes (each such day, an “Interest Payment Date”), commencing November 1, 2018 and ending on, and including, the Maturity Date. See “Selected Purchase Considerations — Semiannual Interest Payments” in this pricing supplement for more information.
Cash Conversion Feature:	The notes may be converted (for cash) at the option of investors on any business day prior to the 21st scheduled trading day immediately preceding the Maturity Date only if specified conditions are met as set forth under “Additional Key Terms” on page PS-1 of this pricing supplement. Notes not converted (for cash) early will be converted (for cash) automatically on the Maturity Date as described below. Investors who convert their notes (for cash) prior to the Maturity Date will not receive any additional payment for any accrued and unpaid interest, or any future interest payments. In addition, investors will not receive their payment, if any, upon any optional early cash conversion until the Optional Early Cash Conversion Payment Date, which is the second business day immediately following the period of 20 Valuation Dates following the date on which investors must surrender their notes for early cash conversion. Furthermore, upon any optional early cash conversion of the notes, an investor may receive less cash than expected because the VWAP of the Reference Stock may decline after an investor exercises its early cash conversion right but before we settle our cash conversion obligation.
Payment at Maturity:	If the notes have not been previously converted (for cash) early, your payment at maturity, for each $1,000 principal amount note, in addition to any accrued but unpaid interest, will be an amount in cash equal to the sum of the Daily Values for each of the 20 relevant Valuation Dates.
No Early Redemption or Early Repurchase:	The notes may not be redeemed early at our option and are not subject to any early repurchase rights prior to the Maturity Date.
Daily Values:	For each Valuation Date, the greater of: • $50; and • the Alternative Settlement Amount for that Valuation Date
Alternative Settlement Amount:	For each Valuation Date, an amount calculated as follows: $50 × (Final Stock Price on that Valuation Date / Threshold Price)
Threshold Price:	% of the Initial Reference Price
Initial Reference Price:	The arithmetic average of the VWAPs of one share of the Reference Stock over the five consecutive trading days immediately following the Pricing Date, as determined in the sole discretion of the calculation agent. The Initial Reference Price will likely differ from the VWAP and the regular official weekday closing price of one share of the Reference Stock on the Pricing Date. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Reference Price, that might affect the value of your notes.
Final Stock Price:	With respect to each relevant Valuation Date, the VWAP of one share of the Reference Stock on that Valuation Date
Stock Adjustment Factor:	The Stock Adjustment Factor is referenced in determining the VWAP of one share of the Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock, including an adjustment to take into account any Ordinary Dividend that is higher than the Base Dividend. See “The Underlying — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement, as supplemented by Annex A to this pricing supplement.
Pricing Date:	January 30, 2018 (expected)
Original Issue Date:	February 2, 2018 (settlement date)
Valuation Dates:

•    For purposes of the payment at maturity, each of the 20 consecutive trading days ending on, and including, the second scheduled trading day immediately preceding the Maturity Date; and

•    for purposes of any payment upon optional early cash conversion, the 20 consecutive trading days beginning on, and including, the trading day immediately following the relevant Early Cash Conversion Date (as defined under “Additional Key Terms” on page PS-1 of this pricing supplement).

Maturity Date†:	May 1, 2023
Denominations:	Minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof
Other Key Terms:	See “Additional Key Terms” on page PS-1 of this pricing supplement.
†	Subject to postponement as described under “Annex A — Supplemental Terms of Notes — Postponement of a Determination Date and Payment Dates” in this pricing supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$—	$1,000
Total	$	$—	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will not receive selling commissions for the notes. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $997.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $995.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Sole Bookrunner

Additional Key Terms

Optional Early Cash Conversion:

On any business day prior to the 21st scheduled trading day immediately preceding the Maturity Date, you may elect to convert (for cash) all or any portion of your notes early only under the following circumstances:

•        during any calendar quarter commencing after the calendar quarter ending on June 30, 2018 (and only during such calendar quarter), if the product of the Stock Adjustment Factor and the Current Market Price (as defined under “Annex A — Supplemental Terms of the Notes — Optional Early Cash Conversion” in this pricing supplement) of the Reference Stock for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the Threshold Price on each applicable trading day; or

•        during the five business day period after any five consecutive trading day period (the “Measurement Period”) in which the Notes Trading Price (as defined under “Annex A — Supplemental Terms of the Notes — Optional Early Cash Conversion” in this pricing supplement) per $1,000 principal amount note for each trading day of the Measurement Period was less than 98% of (x) $1,000, multiplied by (y) the product of the Stock Adjustment Factor and the Current Market Price of the Reference Stock on each such trading day, divided by (z) the Threshold Price on each such trading day.

To exercise your early cash conversion right, you must deliver an Early Cash Conversion Notice to us via email at synthetic.convert.repurchase@jpmchase.com by no later than 4:00 p.m., New York City time, on the business day immediately preceding the 21st scheduled trading day immediately preceding the Maturity Date, deliver your notes to us concurrently with delivery of that Early Cash Conversion Notice and otherwise follow the procedures for early cash conversion described under “Annex A — Supplemental Terms of Notes — Optional Early Cash Conversion.” If you fail to comply with these procedures, your notice will be deemed ineffective.

Early Cash Conversion Date:	The date on which we receive notification from you via email at synthetic.convert.repurchase@jpmchase.com at any time prior to 4:00 p.m., New York City time, that you have elected to exercise your early cash conversion right, you have delivered your notes to us concurrently with delivery of that notification and you have otherwise followed the procedures for early cash conversion described under “Annex A — Supplemental Terms of Notes — Optional Early Cash Conversion.” If we receive your Early Cash Conversion Notice, together with the notes to be converted (for cash), at or after 4:00 p.m., New York City time, on any business day or on a day that is not a business day, that Early Cash Conversion Notice will be deemed to have been given, and/or that delivery will be deemed to have been made, as applicable, on the immediately following business day.
Payment upon Optional Early Cash Conversion:	Your payment upon optional early cash conversion, for each $1,000 principal amount note, will be an amount in cash equal to the sum of the Alternative Settlement Amounts for each of the 20 relevant Valuation Dates and will be paid on the Optional Early Cash Conversion Payment Date. You will lose some or all of your principal amount if you convert your notes (for cash) early and the average of the Final Stock Prices on the relevant Valuation Dates is less than the Threshold Price.
Optional Early Cash Conversion Payment Date†:	The second business day immediately following the relevant final Valuation Date
Early Cash Conversion Notice:	A notice substantially in the form of the Early Cash Conversion Notice set forth in Annex B to this pricing supplement
Ordinary Dividend:	The regular quarterly cash dividend per one share of the Reference Stock paid by the Reference Stock Issuer
Base Dividend:	From the Original Issue Date to the Maturity Date, $0.01 per calendar quarter per share of the Reference Stock for the first Ordinary Dividend in such calendar quarter, and $0.00 for all other dividends. The Base Dividend is used to calculate any adjustments to the Stock Adjustment Factor for cash dividends. See “Annex A — Supplemental Terms of the Notes — Anti-Dilution Adjustments” in this pricing supplement for further information.
CUSIP:	46647MQL0
Supplemental Conflicts of Interest:	Our affiliate has significant long exposure to the Reference Stock, and our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.

Supplemental Terms of the Notes

The terms set out in Annex A to this pricing supplement will apply to the notes offered by this pricing supplement, notwithstanding anything to the contrary in the accompanying product supplement.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

JPMorgan Structured Investments — Cash-Settled Equity Linked Notes Linked to the Common Stock of Voya Financial, Inc.	PS-1

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012641/crt-dp64830_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Selected Purchase Considerations

•	POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — We will pay you at least the principal amount per $1,000 principal amount note if you hold the notes to maturity, regardless of the performance of the Reference Stock. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	APPRECIATION POTENTIAL IF THE FINAL STOCK PRICE IS GREATER THAN THE THRESHOLD PRICE — The payment at maturity or upon optional early cash conversion of the notes will be calculated over 20 Valuation Dates, with each Valuation Date determining 1/20th of the final payment at maturity or upon optional early cash conversion, as the case may be. The payment at maturity of the notes will exceed the principal amount per $1,000 principal amount note if the Final Stock Price on one or more Valuation Dates is greater than the Threshold Price, which is % of the Initial Reference Price. In respect of any Valuation Date for purposes of payment at maturity on which the Final Stock Price is greater than the Threshold Price, you will receive at maturity, in respect of that Valuation Date, a cash payment equal to the Alternative Settlement Amount of $50 × (Final Stock Price on that Valuation Date / Threshold Price). The payment upon optional early cash conversion of the notes will exceed the principal amount per $1,000 principal amount note if the average of the Final Stock Prices on the relevant Valuation Dates is greater than the Threshold Price. In respect of each Valuation Date for any optional early cash conversion of notes, you will receive on the Optional Early Cash Conversion Payment Date, in respect of that Valuation Date, a cash payment equal to the Alternative Settlement Amount of $50 × (Final Stock Price on that Valuation Date / Threshold Price).
•	SEMIANNUAL INTEREST PAYMENTS — The notes offer semiannual interest payments as specified on the cover of this pricing supplement. Interest on the notes will be payable semiannually on each Interest Payment Date to the relevant holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes.
•	OPPORTUNITY FOR EARLY EXIT IN CERTAIN CIRCUMSTANCES AS A RESULT OF THE OPTIONAL EARLY CASH CONVERSION FEATURE — On any business day prior to the 21st scheduled trading day immediately preceding the Maturity Date, you may elect to convert (for cash) all or any portion of your notes early under certain circumstances described in this pricing supplement. Your payment upon any optional early cash conversion, for each $1,000 principal amount note, will be an amount in cash equal to the sum of the Alternative Settlement Amounts for each of the 20 relevant Valuation Dates. You will lose some or all of your principal amount if you convert your notes (for cash) early and the average of the Final Stock Prices on the relevant Valuation Dates is less than the Threshold Price.
•	RETURN DEPENDENT ON A SINGLE REFERENCE STOCK — The return on the notes is linked to the performance of a single Reference Stock, which is the common stock of Voya Financial, Inc. For additional information see “The Reference Stock” in this pricing supplement.
•	TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 3-I. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, and Interest Payments will not be subject to additional tax on receipt. Upon sale or exchange (including upon any optional early cash conversion or at maturity), you will recognize taxable income or loss equal to the difference between the amount received from sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note, and decreased by the amount of any Interest Payments in respect of the note through the date of the sale or exchange. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

JPMorgan Structured Investments — Cash-Settled Equity Linked Notes Linked to the Common Stock of Voya Financial, Inc.	PS-2

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Legislation commonly referred to as “FATCA” will apply to payments of interest and to the payment on your notes at maturity, and may also apply to the gross proceeds of a sale or other disposition of a note prior to maturity (including upon any optional early cash conversion). However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) of a sale or other disposition of a note occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

The discussion in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of notes.

•	COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had priced on January 29, 2018 and we had determined the comparable yield on that date, it would have been an annual rate of 3.25%, compounded semiannually. The actual comparable yield that we will determine for the notes may be higher or lower than 3.25%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual payment at maturity that we will make on the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	THE NOTES MAY PAY LESS THAN THE PRINCIPAL AMOUNT PLUS INTEREST PAYMENTS — If you hold the notes to maturity and the Final Stock Price on each Valuation Date is less than or equal to the Threshold Price, you will receive no more than the principal amount of your notes, in addition to any accrued but unpaid interest, and you will not otherwise be compensated for any loss in value due to inflation and other factors relating to the value of money over time. As set forth in the immediately following risk consideration, you will lose some or all of your principal amount if you convert your notes (for cash) early and the average of the Final Stock Prices on the relevant Valuation Dates is less than the Threshold Price.
•	IF YOU CONVERT YOUR NOTES (FOR CASH) EARLY, YOU WILL LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF YOUR NOTES UNLESS THE AVERAGE OF THE FINAL STOCK PRICES ON THE RELEVANT VALUATION DATES EXCEEDS OR EQUALS THE THRESHOLD PRICE — If you elect to convert your notes (for cash) early, the payment that you receive on the Optional Early Cash Conversion Payment Date will be an amount in cash equal to the sum of the Alternative Settlement Amounts for each of the 20 relevant Valuation Dates. As a result, if you elect to convert your notes (for cash) early, and if the average of the Final Stock Prices on the relevant Valuation Dates is less than the Threshold Price, the sum of the Alternative Settlement Amounts will be less than $1,000 per $1,000 principal amount note and the payment that you receive on the Optional Early Cash Conversion Payment Date will be less than the principal amount of your notes. Accordingly, you may lose some or all of your principal amount upon an optional early cash conversion. Taking into account the Threshold Price of % of the Initial Reference Price, the Reference Stock will need to appreciate by at least % from the Initial Reference Price in order for you to receive at least your principal amount upon optional early cash conversion. In addition, because the payment upon an optional early cash conversion on any Valuation Date will equal the Alternative Settlement Amount for that Valuation Date instead of the greater of $50 and that Alternative Settlement Amount, the payment that you receive if you elect to convert your notes (for cash) early will be less than the comparable payment you would have received had you held your notes to maturity (assuming, for these purposes, that the Valuation Dates were the same for an optional early cash conversion as they were for notes held to maturity) if the Final Stock Price is below the Threshold Price on any of the 20 relevant Valuation Dates. Furthermore, you will not receive any further interest payments after the applicable Early Cash Conversion Date or any separate payment for any accrued and unpaid interest to the applicable Early Cash Conversion Date.

JPMorgan Structured Investments — Cash-Settled Equity Linked Notes Linked to the Common Stock of Voya Financial, Inc.	PS-3

•	YOU WILL NOT PARTICIPATE IN THE FULL APPRECIATION OF THE REFERENCE STOCK — Even if the Final Stock Price on one or more Valuation Dates is greater than the Threshold Price, the payment on the notes at maturity or upon an optional early cash conversion in respect of any Valuation Date will reflect only appreciation of the Reference Stock on that Valuation Date in excess of the Threshold Price. For example, assuming a Threshold Price of 135% of the Initial Reference Price, if the applicable Final Stock Price for all Valuation Dates were equal to 168.75% of the Initial Reference Price, the payment on the notes would be only $1,250 for each $1,000 principal amount note, in addition to any accrued but unpaid interest, for a return of 25%, even though the Reference Stock appreciated by 68.75% from the Initial Reference Price. In addition, because the payment upon an optional early cash conversion on any Valuation Date will equal the Alternative Settlement Amount for that Valuation Date instead of the greater of $50 and that Alternative Settlement Amount, the payment that you receive if you elect to convert your notes (for cash) early will be less than the comparable payment you would have received had you held your notes to maturity (assuming, for these purposes, that the Valuation Dates were the same for an optional early cash conversion as they were for notes held to maturity) if the Final Stock Price is below the Threshold Price on any of the 20 relevant Valuation Dates.
•	THE INITIAL REFERENCE PRICE AND THRESHOLD PRICE WILL NOT BE DETERMINED UNTIL AFTER THE FIFTH CONSECUTIVE TRADING DAY IMMEDIATELY FOLLOWING THE PRICING DATE — Because the Initial Reference Price will be the arithmetic average of the VWAPs of one share of the Reference Stock over the five consecutive trading days immediately following the Pricing Date, the Initial Reference Price will not be determined until after that fifth consecutive trading day. Accordingly, you will not know the Initial Reference Price or the Threshold Price, which will be % of the Initial Reference Price, until after the Pricing Date. The VWAP of one share of the Reference Stock may increase or decrease during the five consecutive trading day period immediately following the Pricing Date, and there is no assurance that the Initial Reference Price will be similar to, less than or greater than the VWAP of one share of the Reference Stock on the Pricing Date. In addition, we expect to hedge our obligations under the notes in connection with the sale of the notes, including by purchasing shares of the Reference Stock and/or entering into derivatives linked to the Reference Stock during that five consecutive trading day period. Your return on the notes may be adversely affected by any increase in the VWAP of one share of the Reference Stock during this five consecutive trading day period, which would result in a higher Initial Reference Price and higher Threshold Price for the notes.
•	YOU WILL ONLY BE ABLE TO CONVERT YOUR NOTES (FOR CASH) UNDER LIMITED CIRCUMSTANCES PRIOR TO MATURITY — On any business day prior to the 21st scheduled trading day immediately preceding the Maturity Date, you may convert your notes (for cash) only if specified conditions are met. If the specific conditions for early cash conversion are not met, you will not be able to convert your notes (for cash) early, and you may not be able to receive the amount of cash into which the notes would otherwise be convertible.
•	UPON ANY OPTIONAL EARLY CASH CONVERSION OF THE NOTES, YOU MAY RECEIVE LESS CASH THAN EXPECTED BECAUSE THE VWAP OF THE REFERENCE STOCK MAY DECLINE AFTER YOU EXERCISE YOUR EARLY CASH CONVERSION RIGHT BUT BEFORE WE SETTLE OUR CASH CONVERSION OBLIGATION — Under the notes, if you elect to convert your notes (for cash) early, you will be exposed to fluctuations in the VWAP of the Reference Stock during the period from the date you surrender your notes for cash conversion until the Optional Early Cash Conversion Payment Date. Upon any optional early cash conversion, the amount of cash that you will receive will be determined by reference to the VWAP of one share of the Reference Stock over a period of 20 Valuation Dates beginning on, and including, the trading day immediately following the Early Cash Conversion Date. Accordingly, if the VWAP of the Reference Stock decreases during this period, the amount of cash you receive will be adversely affected, and you may lose some or all of your principal amount.
•	YOU WILL NOT RECEIVE THE PAYMENT UPON ANY EARLY CASH CONVERSION UNTIL THE OPTIONAL EARLY CASH CONVERSION PAYMENT DATE, EVEN THOUGH YOU MUST SURRENDER YOUR NOTES FOR EARLY CASH CONVERSION IN ADVANCE — Under the notes, if you elect to convert your notes (for cash) early, you will receive your early cash conversion payment on the Optional Early Cash Conversion Payment Date, which is the second business day immediately following the period of 20 Valuation Dates following the Early Cash Conversion Date on which you must surrender your notes for early cash conversion.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	THE ALTERNATIVE SETTLEMENT AMOUNT IS LINKED TO THE VWAP OF ONE SHARE OF THE REFERENCE STOCK — The Alternative Settlement Amount for each Valuation Date is calculated by reference to the VWAP of one

JPMorgan Structured Investments — Cash-Settled Equity Linked Notes Linked to the Common Stock of Voya Financial, Inc.	PS-4

share the Reference Stock on that Valuation Date and not by reference to the closing price of one share of the Reference Stock on that Valuation Date. The closing price of one share of the Reference Stock may vary significantly from its VWAP. Accordingly, if the VWAP of one share of the Reference Stock is less than its closing price on the relevant Valuation Date and if your payment at maturity is based on the Alternative Settlement Amount in respect of any Valuation Date, or in the case of any payment upon an optional early cash conversion, that payment will be less than it would have been if the Alternative Settlement Amount were calculated by reference to the closing price of the Reference Stock on the relevant Valuation Date.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our affiliate has significant long exposure to the Reference Stock, and our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock Issuer, including extending loans to, or making equity investments in, the Reference Stock Issuer or providing advisory services to the Reference Stock Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock Issuer and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

The Initial Reference Price will equal the arithmetic average of the VWAPs of one share of the Reference Stock over the five consecutive trading days immediately following the Pricing Date, as determined in the sole discretion of the calculation agent. Although the calculation agent will make all determinations and will take all actions in relation to establishing the Initial Reference Price and, in turn, the Threshold Price, in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Reference Price and, in turn, the Threshold Price, that might affect the value of your notes.

•	WE EXPECT TO HEDGE OUR OBLIGATIONS UNDER THE NOTES BY PURCHASING SHARES OF THE REFERENCE STOCK IN CONNECTION WITH THE SALE OF THE NOTES — In connection with the sale of the notes, we expect to hedge our obligations under the notes through certain affiliates or unaffiliated counterparties by purchasing shares of the Reference Stock or entering into derivatives linked to the Reference Stock from one or more purchasers of the notes and/or unrelated third parties in the open market. We may also adjust our hedge of the notes by, among other things, purchasing or selling shares of the Reference Stock or entering into or unwinding derivatives linked to the Reference Stock at any time and from time to time following pricing of the notes and close out or unwind our hedge by selling any of the foregoing on or before the Maturity Date. In addition, JPMS and other affiliates of ours or JPMorgan Chase & Co. also trade the foregoing on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. While we cannot predict an outcome, any of these hedging or other trading activities could potentially affect the value of the Reference Stock and may adversely affect the value of the notes or any payment on the notes, as well as the Initial Reference Price, the Threshold Price and the Final Stock Price. This hedging and trading activity may present a conflict of interest between your interests as a holder of the notes and our and our affiliates’ interests in hedging and other trading activities. These hedging and trading activities could also affect the price, if any, at which JPMS is willing to purchase your notes in the secondary market. In addition, our hedging counterparties expect to make a profit. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide

JPMorgan Structured Investments — Cash-Settled Equity Linked Notes Linked to the Common Stock of Voya Financial, Inc.	PS-5

valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from projected hedging profits, if any, estimated hedging costs and the VWAP of one share of the Reference Stock, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility in the VWAP of one share of the Reference Stock;
•	the rate to borrow shares of the Reference Stock;
•	the time to maturity of the notes;
•	the dividend rate on the Reference Stock;
•	interest and yield rates in the market generally;
•	the occurrence of certain events affecting the Reference Stock Issuer that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, one of our affiliates is expected to provide an indicative value, if requested, for the notes directly to the initial investor of the notes. This value may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	no ownership rights in the Reference Stock — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or rights to receive cash dividends or other distributions. In addition, the Reference Stock Issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the Reference Stock Issuer. We have not independently verified any of the information about the Reference Stock Issuer contained in this pricing supplement. You should make your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
•	SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and the Reference Stock Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. Accordingly, the liquidity of the market for the notes could vary materially over the term of the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the

JPMorgan Structured Investments — Cash-Settled Equity Linked Notes Linked to the Common Stock of Voya Financial, Inc.	PS-6

calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, the estimated value of the notes will be provided in the pricing supplement and may be as low as the minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimum for the estimated value of the notes.

JPMorgan Structured Investments — Cash-Settled Equity Linked Notes Linked to the Common Stock of Voya Financial, Inc.	PS-7

What Are the Interest Payments on the Notes?

The first interest payment per $1,000 principal amount note, based on an Interest Rate of % per annum and a first Interest Payment Date of November 1, 2018, is expected to be $ . Each of the 9 subsequent interest payments per $1,000 principal amount note until, and including, the Maturity Date are expected to be $ . Unless you convert your notes (for cash) early, the total interest payments per $1,000 principal amount note over the term of the notes are therefore expected to be $ . If you convert your notes (for cash) early, the total interest payments per $1,000 principal amount note over the term of the notes you receive will be equal to the amount shown in the table below corresponding to the number of Interest Payments Dates that have occurred prior to the relevant Early Cash Conversion Date.

Number of Interest Payment Dates	Total Interest Payments
9	$
8	$
7	$
6	$
5	$
4	$
3	$
2	$
1	$

What Is the Final Payment on the Notes, Assuming a Range of Performances for the Reference Stock?

The following table and examples illustrate the hypothetical final payment on the notes, whether at maturity or upon optional early cash conversion, excluding accrued but unpaid interest. Each hypothetical final payment set forth below assumes an Initial Reference Price of $55.00, a Threshold Price of $74.25 (equal to 135% of the hypothetical Initial Reference Price) and that the Final Stock Price for each of the 20 relevant Valuation Dates is as specified below. Each hypothetical final payment set forth below is for illustrative purposes only and may not be the actual final payment applicable to a purchaser of the notes. There will be only one final payment on the notes at maturity or upon optional early cash conversion, even though the final payment will be determined over 20 Valuation Dates, with each Valuation Date determining 1/20th of the final payment. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Final Stock Price on All Valuation Dates	Percentage Change from Initial Reference Price to Final Stock Price	Sum of Alternative Settlement Amounts	Final Payment at Maturity	Final Payment upon Optional Early Cash Conversion
$104.50	90.00%	$1,407.41	$1,407.41	$1,407.41
$99.00	80.00%	$1,333.33	$1,333.33	$1,333.33
$93.50	70.00%	$1,259.26	$1,259.26	$1,259.26
$88.00	60.00%	$1,185.19	$1,185.19	$1,185.19
$82.50	50.00%	$1,111.11	$1,111.11	$1,111.11
$79.75	45.00%	$1,074.07	$1,074.07	$1,074.07
$77.00	40.00%	$1,037.04	$1,037.04	$1,037.04
$74.25	35.00%	$1,000.00	$1,000.00	$1,000.00
$71.50	30.00%	$962.96	$1,000.00	$962.96
$66.00	20.00%	$888.89	$1,000.00	$888.89
$60.50	10.00%	$814.81	$1,000.00	$814.81
$57.75	5.00%	$777.78	$1,000.00	$777.78
$55.00	0.00%	$740.74	$1,000.00	$740.74
$49.50	-10.00%	$666.67	$1,000.00	$666.67
$44.00	-20.00%	$592.59	$1,000.00	$592.59
$38.50	-30.00%	$518.52	$1,000.00	$518.52
$35.75	-35.00%	$481.48	$1,000.00	$481.48
$33.00	-40.00%	$444.44	$1,000.00	$444.44
$27.50	-50.00%	$370.37	$1,000.00	$370.37
$22.00	-60.00%	$296.30	$1,000.00	$296.30
$16.50	-70.00%	$222.22	$1,000.00	$222.22
$11.00	-80.00%	$148.15	$1,000.00	$148.15
$5.50	-90.00%	$74.07	$1,000.00	$74.07
$0.00	-100.00%	$0.00	$1,000.00	$0.00

JPMorgan Structured Investments — Cash-Settled Equity Linked Notes Linked to the Common Stock of Voya Financial, Inc.	PS-8

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated, excluding accrued but unpaid interest and assuming an Initial Reference Price of $55.00, a Threshold Price of $74.25 (equal to 135% of the hypothetical Initial Reference Price) and that the Final Stock Price specified below is applicable on each of the 20 Valuation Dates immediately prior to the Maturity Date, other than as specified in Example 4 below. There will be only one final payment on the notes at maturity, even though the final payment will be determined over 20 Valuation Dates, with each Valuation Date determining 1/20th of the final payment at maturity.

Example 1: The Reference Stock appreciates from the Initial Reference Price of $55 to a Final Stock Price of $66.

Because the Final Stock Price is $66 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is equal to $44.44, calculated as follows:

$50 × ($66 / $74.25) = $44.44

Because the Alternative Settlement Amount for each Valuation Date is less than $50, the Daily Value for each Valuation Date is $50, and even though the Reference Stock has appreciated by 20% from the Initial Reference Price to the Final Stock Price, the payment at maturity is only $1,000 for each $1,000 principal amount note.

Example 2: The Reference Stock declines from the Initial Reference Price of $55 to a Final Stock Price of $44.

Because the Final Stock Price is $44 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is equal to $29.63, calculated as follows:

$50 × ($44 / $74.25) = $29.63

Because the Alternative Settlement Amount for each Valuation Date is less than $50, the Daily Value for each Valuation Date is $50, and the payment at maturity is $1,000 for each $1,000 principal amount note.

Example 3: The Reference Stock appreciates from the Initial Reference Price of $55 to a Final Stock Price of $99.

Because the Final Stock Price is $99 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is equal to $66.67, calculated as follows:

$50 × ($99 / $74.25) = $66.67

Because the Alternative Settlement Amount for each Valuation Date is greater than $50, the Daily Value for each Valuation Date is $66.67, and even though the Reference Stock has appreciated by 80% from the Initial Reference Price to the Final Stock Price, the payment at maturity is equal to $1,333.33 for each $1,000 principal amount note.

Example 4: The Reference Stock appreciates from the Initial Reference Price of $55 to a Final Stock Price of $99 on 10 Valuation Dates and declines from the Initial Reference Price of $55 to a Final Stock Price of $44 on 10 Valuation Dates.

Because the Final Stock Price is $99 on 10 Valuation Dates, the Alternative Settlement Amount for each of those Valuation Dates is equal to $66.67, calculated as follows:

$50 × ($99 / $74.25) = $66.67

Because the Final Stock Price is $44 on 10 Valuation Dates, the Alternative Settlement Amount for each of those Valuation Dates is equal to $29.63, calculated as follows:

$50 × ($44 / $74.25) = $29.63

Because the Alternative Settlement Amount for each of the 10 Valuation Dates with a Final Stock Price of $99 is greater than $50, the Daily Value for each of those Valuation Dates is $66.67. Because the Alternative Settlement Amount for each of the 10 Valuation Dates with a Final Stock Price of $44 is less than $50, the Daily Value for each of those Valuation Dates is $50.00. The sum of the Daily Values for the 10 Valuation Dates with a Final Stock Price of $99 is $666.70, and the sum of the Daily Values for the 10 Valuation Dates with a Final Stock Price of $44 is $500.00. Because the final payment at maturity is equal to the sum of the Daily Values for all of the 20 Valuation Dates, and even though the Reference Stock has appreciated by 80% from the Initial Reference Price to the Final Stock Price for 10 of the Valuation Dates, the payment at maturity is equal to the sum of $666.70 and $500.00, or $1,166.70, for each $1,000 principal amount note.

Hypothetical Examples of Amount Payable upon Optional Early Cash Conversion

The following examples illustrate how the payment upon optional early cash conversion in different hypothetical scenarios is calculated, assuming an Initial Reference Price of $55.00, a Threshold Price of $74.25 (equal to 135% of the hypothetical Initial Reference Price) and that the Final Stock Price specified below is applicable on each of the 20 relevant Valuation Dates, other than as specified in Example 4 below. There will be only one final payment on the notes upon optional early cash conversion, even though the final payment will be determined over 20 Valuation Dates, with each Valuation Date determining 1/20th of the final payment upon optional early cash conversion.

Example 1: The Reference Stock appreciates from the Initial Reference Price of $55 to a Final Stock Price of $66.

Because the Final Stock Price is $66 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is equal to $44.44, calculated as follows:

$50 × ($66 / $74.25) = $44.44

Because the Alternative Settlement Amount for each Valuation Date is less than $50, and even though the Reference Stock has appreciated by 20% from the Initial Reference Price to the Final Stock Price, the payment upon optional early cash conversion is

JPMorgan Structured Investments — Cash-Settled Equity Linked Notes Linked to the Common Stock of Voya Financial, Inc.	PS-9

less than the principal amount. The payment upon optional early cash conversion is only $888.88 for each $1,000 principal amount note.

Example 2: The Reference Stock declines from the Initial Reference Price of $55 to a Final Stock Price of $44.

Because the Final Stock Price is $44 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is equal to $29.63, calculated as follows:

$50 × ($44 / $74.25) = $29.63

Because the Alternative Settlement Amount for each Valuation Date is less than $50, the payment upon optional early cash conversion is less than the principal amount. The payment upon optional early cash conversion is $592.59 for each $1,000 principal amount note.

Example 3: The Reference Stock appreciates from the Initial Reference Price of $55 to a Final Stock Price of $99.

Because the Final Stock Price is $99 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is equal to $66.67, calculated as follows:

$50 × ($99 / $74.25) = $66.67

Because the Alternative Settlement Amount for each Valuation Date is $66.67, and even though the Reference Stock has appreciated by 80% from the Initial Reference Price to the Final Stock Price, the payment at maturity is equal to $1,333.33 for each $1,000 principal amount note.

Example 4: The Reference Stock appreciates from the Initial Reference Price of $55 to a Final Stock Price of $99 on 10 Valuation Dates and declines from the Initial Reference Price of $55 to a Final Stock Price of $44 on 10 Valuation Dates.

Because the Final Stock Price is $99 on 10 Valuation Dates, the Alternative Settlement Amount for each of those Valuation Dates is equal to $66.67, calculated as follows:

$50 × ($99 / $74.25) = $66.67

Because the Final Stock Price is $44 on 10 Valuation Dates, the Alternative Settlement Amount for each of those Valuation Dates is equal to $29.63, calculated as follows:

$50 × ($44 / $74.25) = $29.63

The sum of the Alternative Settlement Amounts for the 10 Valuation Dates with a Final Stock Price of $99 is $666.70, and the sum of the Alternative Settlement Amounts for the 10 Valuation Dates with a Final Stock Price of $44 is $296.30. As a result, because the final payment upon optional early cash conversion is equal to the sum of the Alternative Settlement Amounts for all of the 20 Valuation Dates, and even though the Reference Stock has appreciated by 80% from the Initial Reference Price to the Final Stock Price for 10 of the Valuation Dates, the payment at maturity is equal to the sum of $666.70 and $296.30, or $963.00, for each $1,000 principal amount note.

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or to the relevant Early Cash Conversion Date, as applicable. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Cash-Settled Equity Linked Notes Linked to the Common Stock of Voya Financial, Inc.	PS-10

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on the Reference Stock Issuer is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, the Reference Stock Issuer is a retirement, investment and insurance company serving the financial needs of individual and institutional customers in the United States. The Reference Stock Issuer offers its products and services through a broad group of financial intermediaries, independent producers, affiliated advisors and dedicated sales specialists throughout the United States. The common stock of the Reference Stock Issuer, par value $0.01 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of the Reference Stock Issuer in the accompanying product supplement. Information provided to or filed with the SEC by the Reference Stock Issuer pursuant to the Exchange Act can be located by reference to SEC file number 001-35897, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the VWAP of one share of the Reference Stock based on the weekly historical VWAP of one share of the Reference Stock from May 3, 2013 through January 26, 2018. The VWAP of one share of the Reference Stock on January 26, 2018 was $54.1202. The Reference Stock commenced trading on the New York Stock Exchange on May 2, 2013.

Any payment on the notes is linked to the VWAP of one share of the Reference Stock and not to the closing price of one share of the Reference Stock. The VWAP of one share of the Reference Stock is determined in a manner that is different from the closing price of one share of the Reference Stock, and the VWAP of one share of the Reference Stock will not necessarily correlate with the performance of the closing price of one share of the Reference Stock. The closing price of one share of the Reference Stock may vary significantly from the VWAP of one share of the Reference Stock. Therefore, any payment on the notes may be different from, and may be significantly less than, the payment you would have received if that payment were determined by reference to the closing price of one share of the Reference Stock.

We obtained the VWAPs above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The VWAPs may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the VWAP of one share of the Reference Stock should not be taken as an indication of future performance of the VWAP of one share of the Reference Stock, and no assurance can be given as to the VWAP of one share of the Reference Stock on each applicable Valuation Date. There can be no assurance that the performance of the Reference Stock will result a final payment per $1,000 principal amount note above $1,000 plus accrued and unpaid interest or, if the notes are converted (for cash) early, the return of any of your principal amount.

JPMorgan Structured Investments — Cash-Settled Equity Linked Notes Linked to the Common Stock of Voya Financial, Inc.	PS-11

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Supplemental Use of Proceeds

The original issue price of the notes is equal to the estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes, the final sentence of the first paragraph of the “Use of Proceeds and Hedging” section in the accompanying product supplement is deemed deleted in its entirety.

Reopening Issuances

We may, at our sole discretion, “reopen” the notes based on market conditions at that time. These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. The price of any additional offering will be determined at the time of pricing of that offering. We have no obligation to take your interests into account when deciding to issue additional notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”).  For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”).  Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Annex A

Supplemental Terms of Notes

Optional Early Cash Conversion

You may convert (for cash) all or any portion of your notes early on any business day on or after the Original Issue Date and prior to 4:00 p.m., New York City time, on the business day immediately preceding the 21st scheduled trading day immediately preceding the Maturity Date, subject to the procedures and terms set forth below, and only if the conditions set forth in clause (1) or clause (2) below are met:

(1) The notes may be converted (for cash) early at any time during the five business day period immediately after any five consecutive trading day period (the “Measurement Period”) in which the Notes Trading Price (as defined below) per $1,000 principal amount note, as determined following a request by a holder of notes in accordance with this provision, for each trading day of the Measurement Period was less than 98% of (x) $1,000, multiplied by (y) the product of the Stock Adjustment Factor and the Current Market Price (as defined below) of the Reference Stock on each such trading day, divided by (z) the Threshold Price on each such Trading Day (the calculation in clauses (x) through (z), the “Parity Price”). The “Notes Trading Price” per $1,000 principal amount note on any date of determination means the average of the secondary market bid quotations obtained by the calculation agent for $5,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such date of determination from three nationally recognized securities dealers (one of which may include the calculation agent and/or its affiliates) the calculation agent selects for this purpose; provided that if three such bids cannot reasonably be obtained by the calculation agent but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the calculation agent, that one bid will be used. If the calculation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from a nationally recognized securities dealer (including the calculation agent and/or its affiliates) on any date of determination, then the “Notes Trading Price” per $1,000 principal amount note on such date of determination will be deemed to be less than 98% of the Parity Price on such date of determination. The calculation agent will have no obligation to determine the Notes Trading Price per $1,000 principal amount note unless a holder provides us with reasonable evidence that the Notes Trading Price per $1,000 principal amount note on any trading day would be less than 98% of the Parity Price on that trading day, at which time the calculation agent will determine the Notes Trading Price per $1,000 principal amount note beginning on the next trading day and on each successive trading day until the Notes Trading Price per $1,000 principal amount note is greater than or equal to 98% of the Parity Price on a trading day. If the calculation agent fails to make such determination when obligated as provided in the preceding sentence, then the Notes Trading Price per $1,000 principal amount note will be deemed to be less than 98% of the Parity Price on each trading day of such failure.

(2) The notes may be converted (for cash) early at any time during any calendar quarter commencing after the calendar quarter ending on June 30, 2018 (and only during such calendar quarter), if the product of the Stock Adjustment Factor and the Current Market Price of the Reference Stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the Threshold Price on each applicable trading day.

Any Early Cash Conversion Notice (as defined below) delivered in accordance with the procedures and terms set forth below will be irrevocable. To convert your notes (for cash) early, you must take the following steps:

•	send a notice of optional early cash conversion, substantially in the form attached as Annex B to this pricing supplement (an “Early Cash Conversion Notice”), to us via email at synthetic.convert.repurchase@jpmchase.com, with “Cash-Settled Equity Linked Notes due May 1, 2023 Linked to the Common Stock of Voya Financial, Inc., CUSIP No. 46647MQL0” as the subject line; and
•	deliver, or cause the delivery of, the principal amount of the notes to be converted (for cash) early to us concurrently with the delivery of the Early Cash Conversion Notice.

If we receive your Early Cash Conversion Notice, together with the notes to be converted (for cash), at or after 4:00 p.m., New York City time, on any business day or on a day that is not a business day, that Early Cash Conversion Notice will be deemed to have been given, and/or that delivery will be deemed to have been made, as applicable, on the immediately following business day. If you do not deliver an Early Cash Conversion Notice prior to 4:00 p.m., New York City time, on the business day immediately preceding the 21st scheduled trading day immediately preceding the Maturity Date, together with the notes to be converted (for cash), in accordance with the above procedures, then your Early Cash Conversion Notice will not be effective, and we will not convert your notes (for cash) early. Once validly given, an Early Cash Conversion Notice may not be revoked.

The date on which a holder satisfies the requirements for early cash conversion as specified above will be the “Early Cash Conversion Date” for all purposes under the notes. Upon an early cash conversion of notes, the relevant holder will no longer be a holder of record of the notes surrendered for cash conversion as of the relevant Early Cash Conversion Date.

Your payment upon optional early cash conversion, for each $1,000 principal amount note, will be an amount in cash equal to the sum of the Alternative Settlement Amounts for each of the 20 relevant Valuation Dates and will be paid on the Optional Early Cash Conversion Payment Date, which will be the second business day immediately following the relevant final Valuation Date.

Upon an early cash conversion of notes, the converting holder will not receive any separate cash payment for accrued and unpaid interest. Our payment of the full amount due upon the early cash conversion will be deemed to satisfy in full our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the relevant Early Cash Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Early Cash Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

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The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of an Early Cash Conversion Notice and the timing of receipt of an Early Cash Conversion Notice or as to whether and when the required deliveries have been made. Questions about the optional early cash conversion requirements should be directed to synthetic.convert.repurchase@jpmchase.com.

Interest Calculation

Each interest payment on the notes will be calculated as follows, instead of in the manner set forth under “Description of Notes — Payments on the Notes — Interest Payments” in the accompanying product supplement:

$1,000 × Interest Rate × (number of days in the Interest Period / 360),

where the number of days in each Interest Period will be calculated on the basis of a year of 360 days with twelve months of thirty days each and where an “Interest Period” is (a) the period beginning on, and including, the Original Issue Date and ending on, but excluding, the first Interest Payment Date and (b) each successive period beginning on, and including, an Interest Payment Date and ending on, but excluding, the next succeeding Interest Payment Date.

Certain Definitions

The definitions of “VWAP,” “Current Market Price,” “trading day,” “scheduled trading day,” “Fair Market Value” and “ex-dividend date” contained in the accompanying product supplement will not apply to the notes. Instead, the following definitions will apply for purposes of the notes:

The “VWAP” of one share of the Reference Stock (or one unit of any other security for which a VWAP must be determined) on any relevant trading day means the per share volume-weighted average price of the Reference Stock (or such other security) as displayed under the heading “Bloomberg VWAP” on Bloomberg Page VOYA Equity AQR (or its equivalent successor if such page is not available, or the Bloomberg Page for any other such security) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day, without regard to after-hours trading or any trading outside the regular trading session, or, if such volume-weighted average price is unavailable, the market value of one share of the Reference Stock (or such other security) on such trading day as determined by the calculation agent in good faith in a commercially reasonable manner, using a volume-weighted average price method, if practicable, in each case, multiplied by the then-current Stock Adjustment Factor, subject to “The Underlying — Reference Stocks — Reorganization Events” in the accompanying product supplement.

The “Current Market Price” of the Reference Stock or any other security or property means, as of any date, the last reported per share sale price of one share of the Reference Stock or such other security or property on such date (or if no last reported sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices on such date) as reported on the relevant exchange, or, if the Reference Stock or such other security or property is not listed on the relevant exchange, as reported by the principal United States national or regional securities exchange or quotation system on which the Reference Stock or such other security or property is then listed or quoted; provided, however, that, in the absence of such quotations, the calculation agent will make a determination of the Current Market Price in good faith.

A “trading day” for a listed or traded security means a day on which (i) there is no market disruption event, (ii) trading in the Reference Stock (or any security that is part of the Exchange Property (as defined in the accompanying product supplement), if applicable) generally occurs on the relevant exchange or, if the Reference Stock (or such other Exchange Property) is not then listed on the relevant exchange, on the principal other United States national or regional securities exchange on which the Reference Stock (or such other Exchange Property) is then listed or, if the Reference Stock (or such other Exchange Property) is not then listed on a United States national or regional securities exchange, on the principal other market on which the Reference Stock (or such other Exchange Property) is then traded, and (iii) the scheduled closing time for regular trading on the relevant market or exchange is 4:00 p.m., New York City time, or the then-standard closing time for regular trading on such relevant exchange or market. If the Reference Stock (or such other Exchange Property) is not so listed or traded, “trading day” means a business day.

A “scheduled trading day” means any day that is scheduled to be a trading day.

With respect to the Reference Stock, the “Fair Market Value” of any distribution means the value of that distribution on the ex-dividend date for that distribution, as determined by the calculation agent. If that distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the opening price of that distributed property on that ex-dividend date, as determined by the calculation agent.

The “ex-dividend date,” with respect to a dividend or other distribution for the Reference Stock, means the first trading day on which transactions in the shares of the Reference Stock trade, regular way, on the relevant exchange without the right to receive that dividend or other distribution.

Anti-Dilution Adjustments

The following provisions will apply to the notes instead of those set forth under “The Underlying — Reference Stocks — Anti-Dilution Adjustments” in the accompanying product supplement:

The Stock Adjustment Factor is subject to adjustment by the calculation agent as a result of the anti-dilution adjustments described in this section.

Unless otherwise specified below, no adjustments to the Stock Adjustment Factor will be required unless the Stock Adjustment Factor adjustment would require a change of at least 0.1% in the Stock Adjustment Factor then in effect; provided that the calculation agent will carry forward any adjustments that are less than 0.1% of the Stock Adjustment Factor and all such carried-

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forward adjustments will be made on each Valuation Date. The Stock Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Stock Adjustment Factor after the close of business on the business day immediately preceding the Maturity Date.

No adjustments to the Stock Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the VWAP or other price or value of one share of the Reference Stock on any relevant day during the term of the notes. No adjustments will be made for certain other events, such as offerings of common stock by the Reference Stock Issuer for cash or in connection with acquisitions or otherwise or the occurrence of a partial tender or exchange offer for the Reference Stock by the Reference Stock Issuer or any third party.

The calculation agent will be solely responsible for the determination and calculation of any adjustment to the Stock Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in this section, and its determinations and calculations will be conclusive absent manifest error.

The calculation agent will provide information as to any adjustments to the Stock Adjustment Factor as described below upon written request by any holder of the notes.

Stock Splits and Reverse Stock Splits

If the Reference Stock is subject to a stock split or reverse stock split, then once that split has become effective, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	the number of shares that a holder of one share of the Reference Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.

Stock Dividends or Distributions

If the Reference Stock is subject to (i) a stock dividend, i.e., an issuance of additional shares of the Reference Stock that is given ratably to all or substantially all holders of shares of the Reference Stock or (ii) a distribution of shares of the Reference Stock as a result of the triggering of any provision of the corporate charter of the Reference Stock Issuer, then, once the dividend or distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the prior Stock Adjustment Factor plus the product of:

•	the prior Stock Adjustment Factor, and
•	the number of additional shares issued in the stock dividend or distribution with respect to one share of the Reference Stock.

Non-Cash Dividends or Distributions

If the Reference Stock Issuer distributes shares of capital stock, evidences of indebtedness or other assets or property of the Reference Stock Issuer to all or substantially all holders of shares of the Reference Stock (other than (i) dividends, distributions, rights or warrants referred to under “— Stock Splits and Reverse Stock Splits” or “— Stock Dividends or Distributions” above or “— Distributions of Rights, Options or Warrants” below, (ii) Spin-Offs referred to under “— Spin-Offs” below and (iii) cash dividends or distributions referred under “— Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	a fraction, the numerator of which is the average of the Current Market Prices of the Reference Stock over the 10 consecutive trading days ending on, and including, the trading day immediately preceding the ex-dividend date for the distribution (the “Ex-Dividend Average Current Market Price”) and the denominator of which is the amount by which the Ex-Dividend Average Current Market Price exceeds the Fair Market Value of that distribution.

Notwithstanding the foregoing, a distribution on the Reference Stock described in clause (a) or (d) of the section entitled “— Reorganization Events” in the accompanying product supplement that also would require an adjustment under this section will not cause an adjustment to the Stock Adjustment Factor and will only be treated as a Reorganization Event pursuant to clause (a) or (d) under the section entitled “— Reorganization Events.” A distribution on the Reference Stock described in the section entitled “— Distributions of Rights, Options or Warrants” that also would require an adjustment under this section will cause an adjustment only pursuant to the section entitled “—Distributions of Rights, Options or Warrants.”

Spin-Offs

With respect to an adjustment pursuant to “— Non-Cash Dividends or Distributions” above where there has been a payment of a dividend or other distribution on the Reference Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Reference Stock Issuer (a “Spin-Off”), the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	a fraction, the numerator of which is the sum of (x) the average of the Current Market Prices of the capital stock or similar equity interests distributed to holders of the Reference Stock applicable to one share of the Reference Stock over the first 10 consecutive trading days commencing on, and including, the ex-dividend date for the Spin-Off (the “Spin-Off Valuation Period”) and (y) the average of the Current Market Prices of the Reference Stock over the

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Spin-Off Valuation Period and the denominator of which is the average of the Current Market Prices of the Reference Stock over the Spin-Off Valuation Period.

The adjustment to the Stock Adjustment Factor under the preceding paragraph will be made immediately after the open of business on the day after the last day of the Spin-Off Valuation Period, but will be given effect as of the open of business on the ex-dividend date for the Spin-Off. If the ex-dividend date for the Spin-Off is less than 10 trading days prior to, and including, the final Valuation Date in respect of any optional early cash conversion of notes or upon cash conversion at maturity, references within this “— Spin-Offs” section to 10 trading days will be deemed replaced, for purposes of calculating the VWAPs in respect of any Valuation Dates, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the Spin-Off to, and including, the final Valuation Date for purposes of the relevant cash conversion of notes.

Cash Dividends or Distributions

If the Reference Stock Issuer pays a dividend or makes a distribution consisting exclusively of cash to all or substantially all holders of shares of the Reference Stock (other than (i) any dividend or distribution in connection with liquidation, dissolution or winding up of the Reference Stock Issuer or (ii) any Ordinary Dividend on the Reference Stock that does not exceed the Base Dividend), then, once the dividend or distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	a fraction, the numerator of which is the Ex-Dividend Average Current Market Price of the Reference Stock and the denominator of which is the amount by which the Ex-Dividend Average Current Market Price exceeds the aggregate amount in cash per share of the Reference Stock distributed in that cash dividend or distribution in excess of the Base Dividend.

The Base Dividend is subject to adjustment in a manner inversely proportional to adjustments to the Stock Adjustment Factor; provided that no adjustment will be made to the Base Dividend for any adjustment to the Stock Adjustment Factor under this subsection.

Distributions of Rights, Options or Warrants

If the Reference Stock Issuer distributes any rights, options or warrants on all or substantially all of the shares of the Reference Stock entitling the holders of shares of the Reference Stock for a period of not more than 60 calendar days from the ex-dividend date for such distribution to subscribe for or purchase shares of the Reference Stock (or securities convertible into the Reference Stock), at a price per share (or a conversion price per share) less than the average of the Current Market Prices of the Reference Stock for the 10 consecutive trading days ending on, and including, the trading day immediately preceding the date of announcement of such distribution (the “Announcement Average Current Market Price”), then the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	a fraction, the numerator of which is the sum of (x) the number of shares of the Reference Stock outstanding immediately prior to the close of business on the ex-dividend date for such distribution and (y) the total number of shares of the Reference Stock issuable pursuant to such options, rights or warrants and the denominator of which is the sum of (x) the number of shares of the Reference Stock outstanding immediately prior to the close of business on the ex-dividend date for such distribution and (y) the number of shares of the Reference Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants divided by (B) the Announcement Average Current Market Price.

To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of the Reference Stock are otherwise not delivered pursuant to such rights, options or warrants, upon the expiration, termination or maturity of such rights, options or warrants (except in a case where other consideration has been given in lieu of delivery of such Reference Stock, in which case adjustment will be as otherwise provided by the applicable clause of this section), the Stock Adjustment Factor will be readjusted to the Stock Adjustment Factor that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of the Reference Stock actually delivered.

For purposes of this subsection, in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase the Reference Stock at less than the average of the Announcement Average Current Market Price, there will be taken into account any consideration the Reference Stock Issuer receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by the calculation agent.

Reorganization Events

Neither (x) clause (e) of the first paragraph set forth under “The Underlying — Reference Stocks — Reorganization Events” in the accompanying product supplement nor (y) the second sentence of the second paragraph under such section will apply to the notes. The following provisions will apply to the notes in addition to those set forth under “The Underlying — Reference Stocks — Reorganization Events” in the accompanying product supplement:

If a Reorganization Event (as defined in the accompanying product supplement, as modified by this pricing supplement) with respect to the Reference Stock occurs, then, for purposes of any determination with respect to the Reference Stock on or after the effective date of that Reorganization Event, the VWAP of one share of the Reference Stock on any relevant day will equal the VWAP of the Exchange Property (as defined in the accompanying product supplement) on that day.

On any relevant day, the “VWAP” of the Exchange Property means the product of:

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•	the sum of:
•	the VWAP of one share of any Exchange Traded Securities (as defined in the accompanying product supplement) composing the Exchange Property on that day multiplied by the quantity of the applicable Exchange Traded Securities received for each share of the Reference Stock; and
•	the aggregate cash amount of any Exchange Property (other than Exchange Traded Securities), including the aggregate cash amount resulting from the valuation of the Liquidation Property (as defined in the accompanying product supplement) as described above; and

•	the Stock Adjustment Factor for the Reference Stock as of the effective date for the Reorganization Event.

Postponement of a Determination Date and Payment Dates

The provisions set forth under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other than a Commodity Index)” in the accompanying product supplement will not apply to the notes.

The following provisions will apply to the notes instead of those set forth under the first paragraph of “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement:

If any scheduled Payment Date is not a business day, then that Payment Date will be the next succeeding business day following the scheduled Payment Date. If any Payment Date is adjusted as the result of a non-business day or otherwise, any payment due on that Payment Date will be made on that Payment Date as adjusted, with the same force and effect as if that Payment Date had not been adjusted, but no interest will accrue or be payable as a result of the delayed payment.

Market Disruption Events

The following provisions will apply to the notes instead of those set forth under “The Underlying — Reference Stocks — Market Disruption Events for a Reference Stock” in the accompanying product supplement:

With respect to the Reference Stock (or any other security for which a VWAP must be determined), a “market disruption event” means: (i) a failure by the relevant exchange to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for shares of the Reference Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in shares of Reference Stock or in any options contracts or futures contracts relating to the Reference Stock.

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Annex B

FORM OF EARLY CASH CONVERSION NOTICE

To:          synthetic.convert.repurchase@jpmchase.com

Subject: Cash-Settled Equity Linked Notes due May 1, 2023 Linked to the Common Stock of Voya Financial, Inc., CUSIP No. 46647MQL0

Ladies and Gentlemen:

The undersigned holder of JPMorgan Chase Financial Company LLC’s Medium-Term Notes, Series A, Cash-Settled Equity Linked Notes due May 1, 2023 Linked to the Common Stock of Voya Financial, Inc., CUSIP No. 46647MQL0, fully and unconditionally guaranteed by JPMorgan Chase & Co. (the “notes”), hereby irrevocably elects to exercise, with respect to the number of the notes indicated below, as of the date hereof, such holder’s early cash conversion right as of the Early Cash Conversion Date specified below as described in the product supplement no. 3-I, as supplemented by the pricing supplement dated January 30, 2018 relating to the notes (collectively, the “Supplement”). Terms not defined herein have the meanings given to such terms in the Supplement.

The undersigned certifies to you that it will, concurrently with the delivery of this Early Cash Conversion Notice, deliver, or cause the delivery of, the principal amount of the notes to be converted (for cash) early to you.

Very truly yours,

[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Number of notes surrendered for optional early cash conversion:

Applicable Early Cash Conversion Date: _________________, 20__*

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgment: I acknowledge that the notes specified above will not be converted (for cash) early unless all of the requirements specified in the Supplement are satisfied.

Questions regarding the early cash conversion requirements of your notes should be directed to synthetic.convert.repurchase@jpmchase.com.

*Subject to adjustment as described in the Supplement.

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